Ex. 99.28(d)(4)(xi)

Amendment

to Amended and Restated

Investment Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and AQR Capital Management, LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and AQR Capital Management, LLC, a Delaware limited liability company and registered investment adviser (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into an Amended and Restated Investment Sub-Advisory Agreement effective as of the 1st day of July, 2013, as amended (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide sub-investment advisory services to certain investment portfolios (the “Funds”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement.

Whereas, pursuant to the Agreement, the Adviser agreed to pay the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust approved the reorganizations of the JNL/AQR Managed Futures Strategy Fund into the JNL Multi-Manager Alternative Fund and the JNL/AQR Large Cap Relaxed Constraint Equity Fund) into the JNL/AQR Large Cap Defensive Style Fund, thereby terminating the Agreement with respect to the JNL/AQR Managed Futures Strategy Fund and the JNL/AQR Large Cap Relaxed Constraint Equity Fund, effective April 26, 2021.

Whereas, the Parties have agreed to amend Section 18. “Notices”.

Whereas, the Board of Trustees of the Trust approved a fee change for the JNL/AQR Large Cap Defensive Style Fund, effective April 26, 2021.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	Section 18. “Notices,” shall be deleted and replaced, in its entirety, with the following:

18.       Notices

All notices required to be given pursuant to this Agreement shall be delivered or mailed to the address listed below of each applicable party in person or by registered or certified mail or a private mail or delivery service providing the sender with notice of receipt or sent by electronic transmission (via e-mail) or such other address as specified in a notice duly given to the other parties. Notice shall be deemed given on the date delivered or mailed in accordance with this paragraph.

To the Adviser:	Jackson National Asset Management, LLC
225 West Wacker Drive
Suite 1200
Chicago, IL 60606
Attention: General Counsel
Email address: JNAMLegal@jackson.com

To the Sub-Adviser:	H..J. Willcox, Chief Legal Officer & Global Head of Compliance
AQR Capital Management, LLC
Two Greenwich Plaza, 3rd Floor
Greenwich, CT 06830
Email address: HJ.Willcox@aqr.com / LegalSubAdvisory@aqr.com

2)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 26, 2021, attached hereto.

3)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 26, 2021, attached hereto.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION. THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THIS ACCOUNT DOCUMENT.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective as of April 26, 2021, for the changes outlined above.

Jackson National Asset Management, LLC		AQR Capital Management, LLC

By:	/s/ Emily J. Bennett	By:	/s/ Nicole DonVito
Name:	Emily J. Bennett	Name:	Nicole DonVito
Title:	AVP and Associate General Counsel	Title:	Managing Director

Schedule A

Dated April 26, 2021

Fund
JNL/AQR Large Cap Defensive Style Fund

A-1

Schedule B

Dated April 26, 2021

(Compensation)

JNL/AQR Large Cap Defensive Style Fund
Average Daily Net Assets	Annual Rate
$0 to $250 million	0.20%
$250 million to $500 million	0.18%
$500 million to $600 million	0.16%
Amounts over $600 million	0.10%

B-1